Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact
April 27, 2011	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169
ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS
AND REAFFIRMS FISCAL 2011 EARNINGS GUIDANCE
St. Louis, Missouri, April 27, 2011 — Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2011. Net earnings for the quarter were $39.1 million, or $0.55 per diluted share, versus net earnings of $88.5 million, or $1.25 per diluted share in the second quarter of fiscal 2010. The current quarter includes the following:
•	charges related to Household Products restructuring activities of $30.0 million, after-tax, or $0.42 per diluted share;

•	charges of $2.8 million, after-tax, or $0.04 per diluted share, related to other realignment activities, including integration expenses associated with American Safety Razor (ASR);

•	an after-tax expense of $2.7 million, or $0.04 per diluted share, related to the write-up and subsequent sale of inventory purchased in the ASR acquisition; and

•	a gain of $1.0 million, after-tax, or $0.01 per diluted share, related to an adjustment of the devaluation charge for our Venezuela affiliate under highly inflationary accounting.
Last year’s second quarter included:

•	a gain of $2.8 million after-tax, or $0.03 per diluted share due primarily to an adjustment of the devaluation charge for our Venezuela affiliate; and

•	charges related to other business realignment and integration activities of $1.1 million, after-tax, or $0.01 per diluted share.
“Our year of investment continues as planned,” said Ward Klein, Chief Executive Officer. “We are taking appropriate actions to right size our Household Products division production platform, fund the expansion of our global Wet Shave business, and execute various international market and new product initiatives. We believe these investments and other initiatives will serve as the foundation for establishing earnings momentum in 2012 and beyond.”
Net sales for the quarter ended March 31, 2011, increased $100.2 million as higher sales in Wet Shave, including the impact of ASR and Skin Care were partially offset by declines in Household Products and Feminine Care. For the quarter ended March 31, 2011, gross margin as a percent of net sales was 45.5% compared with 47.8% in the prior year quarter. Increased coupon and trade promotional activity in support of the Schick Hydro launch negatively impacted gross margin by approximately 180 basis points. In addition, the inclusion of value priced ASR products for the full quarter reduced comparative gross margin by approximately 150 basis points. This was partially offset by favorable product mix and a favorable sun care returns adjustment, which combined added approximately 80 basis points in the current quarter. Advertising and Promotion (A&P) as a percent of net sales was 9.7% for the quarter, up 150 basis points, due to spending support for the Schick Hydro launch.
For the quarter, selling, general and administrative expense (SG&A) was $216.8 million, up $29.0 million, as compared to last year’s second quarter. This included approximately $12 million of ASR operating, amortization and integration expenses, which were not present in the prior year period. Excluding these costs, SG&A increased by approximately $17 million, or 9%, due to higher spending to support growth initiatives and the Schick Hydro launch, and higher corporate expenses including increased pension costs due to lower market discount rates, higher stock award amortization and increased legal expenses.
Net earnings for the six months ended March 31, 2011 were $149.5 million, or $2.11 per diluted share, versus net earnings of $214.2 million, or $3.04 per diluted share in the same period of fiscal 2010. The current six months include the following:
•	charges related to Household Products restructuring activities of $31.2 million, after-tax, or $0.44 per diluted share,

•	charges of $6.9 million, after-tax, or $0.09 per diluted share, related to ASR transaction and integration costs, and other realignment activities,

•	an after-tax expense of $4.4 million, or $0.06 per diluted share, related to the write-up and subsequent sale of inventory purchased in the ASR acquisition; and

•	a loss of $1.3 million, after-tax, or $0.02 per diluted share, related to an adjustment of the devaluation charge for our Venezuela affiliate under highly inflationary accounting.
Last year’s six month period included:
•	a charge of $22.7 million after-tax, or $0.32 per diluted share, related to the devaluation of our Venezuela affiliate’s U.S. dollar intercompany payable from the official rate to the parallel rate and the negative impact of highly inflationary accounting, which was effective beginning in the second quarter of fiscal 2010 for Venezuela; and

•	integration and other realignment costs of $5.6 million, after-tax, or $0.08 per diluted share.
Net sales for the six months ended March 31, 2011, increased $100.6 million as higher sales in Wet Shave of approximately $160 million, including approximately $99 million for ASR, were partially offset by a decline in Household Products and Feminine Care. For the six months ended March 31, 2011, gross margin as a percent of net sales was 46.4% compared with 47.7% in the prior year quarter. Increased coupon and trade promotional activity in support of the Schick Hydro launch negatively impacted gross margin by approximately 140 basis points. In addition, the inclusion of value priced ASR products since acquisition reduced comparative gross margin by approximately 100 basis points. This was partially offset by favorable product mix and the favorable sun care returns adjustment noted above. A&P as a percent of net sales was 10.4% for the six months in fiscal 2011, up 260 basis points from the prior year period due to spending support for the Schick Hydro launch.
SG&A was $423.5 million for the six months ended March 31, 2011, up $51.7 million, as compared to the same six month period in fiscal 2010. This increase included approximately $14 million of ASR operating expenses and amortization and approximately $8 million of ASR transaction and integration costs. Excluding the impact of ASR, SG&A increased approximately $30 million, or 8%, driven by the reasons noted above and the impact of higher deferred compensation-related costs due to increased market values of the underlying securities.
For the following discussion regarding operating results, including the discussion of segment results for the quarter, all references to the impact of currencies are exclusive of Venezuela. The impact of the Venezuela devaluation and related economic conditions is disclosed separately when it is believed to be a relevant factor to understanding the operating results.
Household Products
For the quarter, net sales were $424.9 million, down $16.9 million, or 4%, versus the same quarter last year including the favorable impacts of currencies and Venezuela. Exclusive of currencies and Venezuela results, net sales were down approximately $27 million, or 6%, for the quarter due primarily to retail inventory de-stocking of holiday inventory from the prior quarter and increased trade spending in the U.S. The shortfalls in the U.S. were partially offset by a strong comparative quarter in many Asia and Latin America markets. The dollar value of the battery category in global measured markets has continued a negative trend, down approximately 2% in our latest reported twelve weeks data. The Company has taken steps in an attempt to restore value in the battery category by implementing a price increase on C, D and 9V sizes and eliminating pack upsizing in the U.S. effective March, 2011.
Segment profit for the quarter was $52.2 million, down $19.7 million, or 27%, versus the same quarter last year including the favorable impacts of currencies and Venezuela. Exclusive of currencies and Venezuela operating results, segment profit declined approximately $27 million, or 37%, due primarily to lower gross margin resulting from the decline in net sales noted above.
For the six months ended March 31, 2011, net sales were $1,093.4 million, down $52.4 million or 5%, including approximately $9 million of favorable currencies, offset by lower net sales in Venezuela of approximately $12 million as a result of the currency devaluation and unfavorable economic conditions. Exclusive of Venezuela and the favorable impact of currencies, net sales were down 4% due to the continued negative category value trends, primarily in the U.S.
Segment profit for the six months decreased $35.2 million or 14% including the favorable impact of currencies and Venezuela. Exclusive of currencies and Venezuela operating results, segment profit declined approximately $40 million, or 16%, due primarily to the margin impact of the lower sales noted above and unfavorable raw material pricing, most notably in zinc and steel.
For the remainder of the fiscal year, we expect segment profit for Household Products to be below year ago as category value is expected to continue to decline, raw material and commodity costs are estimated to be unfavorable and we continue to invest in emerging market and technology initiatives. These negative impacts are expected to be partially offset by favorable currencies and the benefits of our previously announced U.S. price increase in C, D and 9V cell sizes, which should add $4 to $6 million in the next six months and the elimination of U.S. pack upsizing, which should reduce product cost by $6 to $8 million in the back half of the year.
Our restructuring project, announced in the fourth quarter of fiscal 2010, remains on track as we expect to incur approximately $75 to $85 million in restructuring costs, with the vast majority in fiscal 2011, and generate annual savings of approximately $25 to $35 million, by the end of fiscal 2012. The second quarter of fiscal 2011 includes pre-tax restructuring charges of approximately $37 million related primarily to the announced plant closures. However, cash flow for the project was not material in the quarter.
Personal Care
Net Sales for the quarter were $610.4 million, up $117.1 million, or 24%, including approximately $72 million of incremental sales from ASR and approximately $9 million of favorable currency. Exclusive of the impact of ASR and currency, net sales increased approximately $36 million, or 7%. Wet Shave sales increased 41% for the quarter. However, excluding ASR and $6 million of favorable currencies, Wet Shave sales increased 13% due to:
•	higher volumes from the launch of Schick Hydro men’s systems and shave preparations,

•	higher sales of disposables as well as favorable price/mix from lower consumer promotions, higher prices and favorable brand mix, and

•	higher women’s sales driven by the launch of Intuition Plus in Europe and higher Quattro for Women Trimmer sales.
These gains were partially offset by declines in legacy men’s systems products.

Schick Hydro men’s systems and shave preparations have now been launched in key markets, including North America, Japan, Western Europe and other markets in Asia.
Skin Care sales increased 10% due to higher shipments of Wet Ones and higher sales of sun care products driven by a favorable adjustment for prior season sun care returns, partially offset by lower volumes due to timing of shipments in the early stages of the sun care season. Infant Care sales were down 1% due to lower sales of bottles and cups, partially offset by higher sales of Diaper Genie. Feminine Care sales decreased 12% on lower sales of Gentle Glide partially offset by continued growth of Sport tampons.
Segment profit for the quarter was $123.3 million, up $7.8 million, or 7%, versus the same quarter last year including the favorable impact of ASR segment profit of approximately $8 million and the favorable impact of currencies of approximately $6 million. Net of these impacts, segment profit was down approximately $6 million, or 5%, on higher gross margin from increased Wet Shave sales and the favorable impact of the prior year sun care returns adjustment of $9 million, which were more than offset by higher A&P spending in support of Schick Hydro.
For the six months ended March 31, 2011, net sales were $1,119.0 million, up $153.0 million or 16%. This increase includes approximately $99 million of sales from ASR and favorable currencies of approximately $8 million, which were partially offset by a decrease in Venezuela net sales of approximately $12 million as a result of the currency devaluation and unfavorable economic conditions. Excluding the impact of ASR and Venezuela, net sales increased 6%.
Wet Shave sales increased 27%, but this result was favorably impacted by ASR and favorable currencies of approximately $5 million, partially offset by approximately $12 million of lower net sales in Venezuela. Exclusive of these impacts, Wet Shave net sales increased 11% due to the launch of Schick Hydro men’s systems and shave preparations.
Skin Care sales were flat as lower shipments of Wet Ones and sun care were offset by the favorable prior season sun care returns adjustment noted above. Infant Care sales were down 3% as higher sales of Diaper Genie were more than offset by declines across the remainder of the product line. Feminine Care sales decreased 8% on lower sales of Gentle Glide partially offset by continued growth of Sport tampons.
Segment profit for the six months decreased $35.8 million or 15% including the favorable impact of ASR of approximately $11 million and favorable currencies of approximately $10 million, partially offset by a decrease in segment profit for Venezuela of approximately $4 million. Net of these impacts, segment profit was down approximately $53 million or 22% due to increased A&P and overhead spending in support of the Schick Hydro launch, partially offset by the favorable impact of the prior season sun care returns adjustment noted above.
Looking forward, exclusive of the impact of ASR, we expect the incremental impact of the Schick Hydro launch will drive a mid to high single digit growth in Personal Care net sales for the remaining six months of fiscal 2011. We will anniversary the Schick Hydro launch during the third fiscal quarter. Therefore, we believe that A&P spending as a percent of net sales as compared to the prior year will begin to moderate over the course of the final six months of fiscal 2011. It should be noted that Japan is an important wet shave market for Schick, and the impact of the devastating events in Japan remain unclear.
Other Items

Interest expense decreased $3.2 million for the quarter and $6.0 million for the six months due primarily to lower outstanding debt. Other financing items increased $2.4 million for the quarter due primarily to higher losses on foreign exchange hedging contracts in the current quarter. For the six months, other financing items decreased $30.0 million, including approximately $24 million in charges due to the currency devaluation and highly inflationary accounting in Venezuela in the prior year six month period.
For the second quarter, the effective tax rate was 35.9%. The effective tax rate in the second quarter was negatively impacted by the Household Products restructuring as the majority of the costs incurred were in a lower tax jurisdiction. For the six months ended March 31, 2011, the effective tax rate was 33.1%. Exclusive of the impact of the Household Products restructuring, the effective tax rate for the current six months was 31.1%. The effective tax rate for the same six month period in fiscal 2010 was 34.5%, but exclusive of the impact of the Venezuela devaluation during this time period, the effective tax rate was 32.5%.
For the quarter, capital expenditures were approximately $23 million and depreciation was approximately $40 million. For the current six months, capital expenditures were approximately $42 million and depreciation expense was $74 million.
2012 Compensation Target
With regards to compensation, the Nominating and Executive Compensation Committee, upon the recommendation of management, has decided that the performance goals under the Company’s executive incentive compensation for fiscal 2012, which includes the annual bonus program and three year equity awards, will be based on the higher fiscal 2010 earnings per share instead of the lower fiscal 2011 earnings per share. In making its decision, the Committee considered that earnings per share for fiscal 2011 is expected to be negatively impacted by planned significant investment in new products, the Household Products restructuring, investment in other long-term growth initiatives and challenges in the battery business category. The Committee believes that management should be rewarded based on improvements compared to the performance in fiscal 2010. Performance targets, award amounts and other elements of the Company’s executive incentive compensation for fiscal 2012 will be set during the normal compensation committee process in the fall. Further details regarding the Company’s current compensation practices can be found in Energizer’s proxy statement filed on December 10, 2010 with the Securities and Exchange Commission.
Outlook
In summary, we expect earnings per share for the full fiscal year to be in the range of $4.00 to $4.20, which reflects the significant impact of the Household Products restructuring, including an updated estimate of the related tax benefit and the negative impact of inventory step-up for ASR. Excluding unusual items, which are primarily related to costs associated with the restructuring and ASR integration, we reiterate that earnings per share for fiscal 2011 are expected to be in the range of $5.10 to $5.30. While the impact of the disaster in Japan remains unclear, our current estimate is that the modest accretion of ASR and the impact of the Company’s repurchase of one million shares in February will likely offset the impact of the Japan crisis for fiscal 2011. We will continue to monitor this difficult situation as further trends develop. We expect earnings per share, excluding unusuals, as described above, to be below a year ago for the third quarter, with year-over-year improvement in the fourth quarter.
Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. ET today. The call will focus on second-quarter earnings, year-to-date fiscal 2011 financial results and earnings guidance for Fiscal 2011. All interested parties may access a live webcast of this conference call at www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs or by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=P4ECEB9NN. For those unable to participate during the live webcast, a replay will be available on www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs, for three months.
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Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures, such as EPS guidance, operating results and other comparison changes (which exclude the impact of currencies and the results of operations in Venezuela), the acquisition of ASR and related transaction costs, and the costs associated with the restructuring, are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, the impact of recent events in Japan, restructuring charges and cost savings related to our restructuring project, the impact of the elimination of pack upsizing and certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, the ASR acquisition, raw material and commodity costs, category value and future volume, sales and growth in some of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•	The success of new products and the ability to continually develop new products;

•	Energizer’s ability to improve operations and realize cost savings;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•	The impact of the recent events in Japan;

•	Anticipating the impact of raw material and other commodity costs;

•	Energizer’s ability to predict consumer consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	The possibility that estimates related to the restructuring initiatives may change as management develops and finalizes its plans;

•	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	The impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	Risks related to the integration of the acquisition of ASR;

•	Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries;

•	Estimating the impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty; and

•	Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.
The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2010.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data — Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net sales	$1,035.3	$935.1	$2,212.4	$2,111.8

Cost of products sold	564.2	487.9	1,185.7	1,104.4

Gross profit	471.1	447.2	1,026.7	1,007.4

Selling, general and administrative expense	216.8	187.8	423.5	371.8
Advertising and promotion expense	100.3	76.8	229.0	165.5
Research and development expense	26.3	23.5	49.7	44.9
Household Products restructuring	36.7	—	38.6	—
Interest expense	29.1	32.3	58.3	64.3
Other financing expense, net	0.9	(1.5)	4.1	34.1

Earnings before income taxes	61.0	128.3	223.5	326.8

Income tax provision	21.9	39.8	74.0	112.6

Net earnings	$39.1	$88.5	$149.5	$214.2

Earnings per share
Basic	$0.56	$1.27	$2.13	$3.07
Diluted	$0.55	$1.25	$2.11	$3.04

Weighted average shares of common stock — Basic	70.1	69.9	70.3	69.8

Weighted average shares of common stock - Diluted	70.8	70.5	71.0	70.4

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2011
(in millions, except per share data)
1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.
2.	Operations for the Company are managed via two major segments — Household Products (Battery and Lighting Products) and Personal Care (Wet Shave/Blades, Skin Care, Feminine Care and Infant Care). On November 23, 2010, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and will be a part of the Company’ s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $4.3 for the quarter and $7.0 for the six months ended March 31, 2011, respectively, is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition. Such presentation reflects management’s view on how segment results are evaluated.

For the quarter and six months ended March 31, 2011, the Company recorded a gain of $1.0 and a charge of $1.3, respectively, related to the change in the value of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. This result was recorded using an exchange rate of 5.6 Venezuelan Bolivar Fuerte to one U.S. dollar at March 31, 2011. In the prior year quarter and six months, the Company recorded a gain of $1.3 and a charge of $24.2, respectively, related to the devaluation of the exchange rate between the U.S. dollar and the Venezuelan Bolivar Fuerte. These impacts, which are included in other financing on the Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross margin and spending, have been negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately in the press release when considered relevant to understanding the year-over-year comparatives.

Segment sales and profitability for the quarter and six months ended March 31, 2011 and 2010, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net Sales
Household Products	$424.9	$441.8	$1,093.4	$1,145.8
Personal Care	610.4	493.3	1,119.0	966.0

Total net sales	$1,035.3	$935.1	$2,212.4	$2,111.8

Operating Profit
Household Products	$52.2	$71.9	$215.5	$250.7
Personal Care	123.3	115.5	199.9	235.7

Total operating profit	175.5	187.4	415.4	486.4
General corporate and other expenses	(36.2)	(24.9)	(66.4)	(54.4)
Household Products restructuring	(36.7)	—	(38.6)	—
Acquisition inventory valuation	(4.3)	—	(7.0)	—
ASR transaction costs/integration	(1.5)	—	(7.6)	—
Amortization	(5.8)	(3.4)	(9.9)	(6.8)
Venezuela devaluation/other impacts	1.0	1.3	(1.3)	(24.2)
Interest and other financing items	(31.0)	(32.1)	(61.1)	(74.2)

Total earnings before income taxes	$61.0	$128.3	$223.5	$326.8

     Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net Sales
Alkaline batteries	$233.5	$244.6	$639.5	$690.3
Other batteries and lighting products	191.4	197.2	453.9	455.5
Wet Shave/Blades	383.8	271.8	748.5	588.6
Skin Care	128.9	117.3	181.4	177.1
Feminine Care	46.0	52.2	90.3	98.4
Infant Care	51.7	52.0	98.8	101.9

Total net sales	$1,035.3	$935.1	$2,212.4	$2,111.8

3.	Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	The General corporate and other expenses for the current and prior year quarter include pre-tax charges of $0.5 and $1.6, respectively, and the current and prior year six months include pretax charges of $3.2 and $8.4, respectively, related to integration and certain other business realignment activities.

5.	The current quarter and six months ended March 31, 2011 includes pre-tax charges of $36.7 and $38.6, respectively, related to the previously announced Household Products restructuring plan. These costs were primarily the result of the announced closing of the carbon zinc battery manufacturing facility in Cebu, Philippines and the alkaline battery manufacturing facility in La Chaux De Fonds (LCF), Switzerland. These charges included severance and termination related costs, accelerated depreciation on property, plant and equipment and other related exit costs. These costs are included as a separate line item on the Statement of Earnings (Condensed).